UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): FEBRUARY 11, 2008

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2008, Natural Alternatives International, Inc. (the “Company”) and Kenneth E. Wolf entered into an employment agreement pursuant to which Mr. Wolf will serve as the Company’s Chief Financial Officer. The information provided in Item 5.02 below regarding the terms of Mr. Wolf’s employment agreement with the Company is hereby incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As noted in Item 1.01, on February 11, 2008, the Company and Kenneth E. Wolf entered into an employment agreement pursuant to which Mr. Wolf will serve as the Company’s Chief Financial Officer. The business experience of Mr. Wolf is shown below.

Kenneth E. Wolf (Age 46)

Chief Financial Officer

Before joining the Company, Mr. Wolf was Chief Financial Officer, Treasurer and Corporate Secretary for Phoenix Footwear Group, a multi-brand footwear and accessories company listed on the American Stock Exchange (2003 – 2007), an independent consultant for various San Diego-based companies where he performed interim Chief Financial Officer responsibilities (2002), and Senior Vice President – Finance/Controller for Callaway Golf Company, a premium consumer goods company listed on the New York Stock Exchange (1992-2001). Mr. Wolf is a Certified Public Accountant. He received a Bachelor of Science in Business Administration – Accounting from California State University in Fresno, California.

Under the terms of the employment agreement between the Company and Mr. Wolf, Mr. Wolf will receive an annual salary of $237,500, prorated during the first year of employment, and may receive certain employee benefits available generally to all employees or specifically to executives, including bonus compensation in a manner and at a level determined from time to time by the Company’s Board of Directors, medical, dental, vision, vacation, term life insurance, short and long term disability, long term care, and participation in the Company’s Employee Stock Purchase Plan. Mr. Wolf’s employment is at-will and the employment may be terminated at any time, with or without cause, by either Mr. Wolf or the Company. Mr. Wolf will be entitled to a severance benefit, including standard employee benefits available to other corporate officers, in the event he is terminated by the Company without cause in an amount equal to three months’ base salary and continuing group health insurance coverage pursuant to COBRA for three months following termination at the Company’s expense, provided he executes and delivers to the Company a general release of claims. If Mr. Wolf does not execute and deliver a general release of claims, the severance benefit is reduced to four weeks’ base salary. Mr. Wolf will not be entitled to receive a severance benefit if he is terminated by the Company for cause, or if he voluntarily resigns or retires. If Mr. Wolf is terminated by the Company without cause upon a change in control, he will be entitled to receive a severance benefit in an amount equal to one year’s compensation and continuing group health insurance coverage pursuant to COBRA for twelve months following termination at the Company’s expense, provided he executes and delivers to the Company a general release of claims. If he does not execute and deliver a general release of claims, the severance benefit is reduced to four weeks’ compensation. In addition, if Mr. Wolf is terminated by the Company without cause upon a change of control, all then outstanding options held by Mr. Wolf will become fully exercisable and remain so for the term of the option, provided that Mr. Wolf executes and delivers to the Company a general release of claims.

In addition, effective on February 11, 2008, Mr. Wolf was granted an option to purchase 100,000 shares of the Company’s common stock. The option was granted pursuant to the Company’s 1999 Omnibus Equity Incentive Plan with an exercise price of $9.878 and a term of five years. The option vests over three years, with 34% of the total number of shares underlying the option vesting and capable of being purchased upon exercise of the option on or after February 11, 2009, an additional 33% on or after February 11, 2010 and the final 33% on or after February 11, 2011, provided on each such date Mr. Wolf’s continuous service to the Company is not interrupted.

Item 8.01	Other Events.

On February 12, 2008, the Company issued a press release announcing the appointment of Mr. Wolf as the Company’s Chief Financial Officer . A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement effective as of February 11, 2008, by and between Natural Alternatives International, Inc. and Kenneth E. Wolf.
99.1	Press Release of Natural Alternatives International, Inc. issued on February 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: February 14, 2008	By:	/s/ Randell Weaver
Randell Weaver
President